Exhibit 99.1

For More Information Contact:	FOR IMMEDIATE RELEASE
Stephen J. Hagge
AptarGroup, Inc.
815-477-0424

APTARGROUP REPORTS RECORD SECOND QUARTER RESULTS;

INCREASES DIVIDEND

Crystal Lake, Illinois, July 17, 2003—AptarGroup, Inc. (NYSE:ATR) today reported record second quarter results. The Company also announced an increase in its dividend rate.

SECOND QUARTER RESULTS

For the quarter ended June 30, 2003, sales increased 24 percent to a record $288.1 million from $233.2 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately 11 percent from the prior year. Net income for the second quarter of 2003 increased to a record $21.3 million from $17.5 million a year ago. Diluted earnings per share were $.58 per share compared to $.48 per share in the prior year.

In the second quarter of the prior year, the Company recorded after-tax charges of $.8 million relating to its Strategic Initiative.

SIX MONTHS RESULTS

For the six months ended June 30, 2003, sales increased 22 percent to $553.2 million from $451.9 million in the prior year. Sales excluding changes in foreign currency exchange rates increased approximately 10 percent from the prior year. Net income for the first six months of 2003 increased to $40.6 million from $30.8 million a year ago. Diluted earnings per share were $1.11 per share compared to $.84 per share in the prior year.

In the first six months of 2002, the Company recorded after-tax charges of $2.7 million related to a patent dispute settlement and $.9 million for the Strategic Initiative.

MANAGEMENT COMMENT

Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, “We are very pleased to report another quarter of record results. While we continue to face price competition in all of our markets, pricing pressure is mitigated by our ability to offer innovative new products and further penetrate the markets we serve. The weak U.S. dollar relative to the same period a year ago contributed to the increase in sales. Foreign currency translation effects aside, sales were particularly strong to the food/beverage, personal care and fragrance/cosmetic markets while sales to the pharmaceutical market were slightly above the prior year.”

Siebel added, “Our operating income for the second quarter increased over the prior year. However, operating income continues to be adversely impacted by effect of the weaker dollar on cross-currency transactions such as when we produce with Euro-based costs and sell in U.S. dollars. The negative effect from our cross-currency transactions offset the favorable translation of foreign denominated results and adversely affected operating income as a percentage of sales. The combination of higher operating income and lower net interest expense drove diluted earnings per share to an all-time quarterly high.”

BUSINESS SEGMENT PERFORMANCE

For the quarter, sales of the Dispensing Systems segment increased 26 percent, to $243.2 million from $192.9 million in the prior year. The increase is mainly due to increased sales to the personal care, fragrance/cosmetic and food markets and changes in exchange rates. For the first six months, sales increased 24 percent to $462.3 million from $373.0 million in the prior year. Second quarter EBIT (earnings before interest and taxes) for the Dispensing Systems segment increased to $33.9 million from $30.3 million in the prior year. For the first six months, EBIT for the segment increased to $63.8 million from $56.4 million in the prior year.

For the quarter, sales of the SeaquistPerfect segment increased 9 percent, to $46.8 million from $43.0 million in the prior year. The increase is primarily due to the weaker U.S. dollar. Increased sales to the personal care market offset a decline in sales to the household market. For the first six months, sales increased 12 percent to $94.7 million from $84.6 million in the prior year. Second quarter EBIT for the SeaquistPerfect segment increased to $4.2 million from $3.0 million a year ago due to the mix of products sold and continued cost savings. For the first six months, EBIT increased to $8.8 million from $6.2 million in the prior year.

OUTLOOK

Siebel commented, “Looking forward, the horizon of sales visibility continues to be short. Currently, we expect the increase in sales excluding translation effects in the third quarter of 2003 to be in the area of 5 to 10 percent over the prior year’s level. A modest reduction in the incoming order rate we are seeing from fragrance/cosmetic customers is expected to be more than offset by sales increases to the other markets.”

Siebel concluded, “Presently, we anticipate diluted earnings per share for the third quarter of 2003 to be in the range of $.50 to $.55 compared to $.49 per share in the prior year.”

INCREASED CASH DIVIDEND

The Board of Directors declared an increased quarterly dividend of $.07 per share, payable August 19, 2003 to shareholders of record as of July 29, 2003. The new dividend rate represents a 17 percent increase over the prior dividend rate.

OPEN CONFERENCE CALL

There will be a conference call on Friday, July 18, 2003 at 8:00 a.m. CST to discuss the Company’s second quarter results for 2003. The call will last approximately one hour and feature remarks by Carl A. Siebel and Stephen J. Hagge, AptarGroup’s Chief Financial Officer. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at http://www.aptargroup.com.

This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which the Company operates, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism and other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K’s and 10-Q’s. Readers are cautioned not to place undue reliance on forward-looking statements.

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APTARGROUP, INC.

Condensed Consolidated Financial Statements (Unaudited)

(In Thousands, Except Per Share Data)

CONSOLIDATED STATEMENTS OF INCOME

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
Net Sales	$288,087	$233,154	$553,236	$451,861
Cost of Sales (exclusive of depreciation shown below)	188,285	148,504	360,873	288,265
Selling, Research & Development and Administrative	44,849	37,995	86,298	73,055
Depreciation and Other Amortization	21,540	16,737	42,312	34,154
Strategic Initiative Costs:
Severance and Other	—	946	—	975
Patent Dispute Settlement	—	—	—	4,168

Operating Income	33,413	28,972	63,753	51,244
Other Income/(Expense):
Interest Expense	(2,427)	(2,776)	(4,836)	(5,577)
Interest Income	689	358	1,312	688
Equity in Results of Affiliates	156	(75)	338	(186)
Minority Interests	(98)	48	(117)	18
Miscellaneous, net	226	(425)	390	(362)

Income before Income Taxes	31,959	26,102	60,840	45,825
Provision for Income Taxes	10,610	8,563	20,285	15,011

Net Income	$21,349	$17,539	$40,555	$30,814

Net Income per Share—Basic	$0.59	$0.49	$1.13	$0.86

Net Income per Share—Diluted	$0.58	$0.48	$1.11	$0.84

Average Number of Shares – Basic	36,031	35,940	35,984	35,902
Average Number of Shares—Diluted	36,856	36,893	36,666	36,777

Note to Condensed Consolidated Financial Statements:

For the three months ended June 30, 2002, net charges related to the Company’s Strategic Initiative included $288 recorded in Cost of Sales, $70 recorded in Depreciation and Other Amortization, $946 of Severance and Other, less a tax benefit of $489. For the six months ended June 30, 2002, net charges related to the Company’s Strategic Initiative included $288 recorded in Cost of Sales, $140 recorded in Depreciation and Other Amortization, $975 of Severance and Other, less a tax benefit of $527.

APTARGROUP, INC.

Condensed Consolidated Financial Statements (Unaudited)

(continued)

(In Thousands)

CONSOLIDATED BALANCE SHEETS

	June 30, 2003	December 31, 2002
ASSETS
Cash and Equivalents	$121,190	$90,205
Receivables, net	240,857	197,881
Inventories	151,257	127,828
Other Current Assets	36,679	31,282

Total Current Assets	549,983	447,196
Net Property, Plant and Equipment	456,822	434,817
Goodwill, net	132,685	128,930
Other Assets	38,537	36,728

Total Assets	$1,178,027	$1,047,671

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-Term Obligations	$98,468	$7,722
Accounts Payable and Accrued Liabilities	185,566	154,966

Total Current Liabilities	284,034	162,688
Long-Term Obligations	133,944	219,182
Deferred Liabilities	74,483	71,334

Total Liabilities	492,461	453,204
Stockholders’ Equity	685,566	594,467

Total Liabilities and Stockholders’ Equity	$1,178,027	$1,047,671

APTARGROUP, INC.

Condensed Consolidated Financial Statements (Unaudited)

(continued)

(In Thousands)

SEGMENT INFORMATION

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2003	2002	2003	2002
NET SALES
Dispensing Systems	$243,164	$192,941	$462,332	$372,968
SeaquistPerfect	46,785	43,006	94,651	84,620
Intersegment Eliminations	(1,862)	(2,793)	(3,747)	(5,727)

Total Net Sales	$288,087	$233,154	$553,236	$451,861

EARNINGS (1)
Dispensing Systems	$33,894	$30,262	$63,793	$56,370
SeaquistPerfect	4,231	3,038	8,799	6,205
Corporate Expenses and Other	(4,428)	(3,476)	(8,228)	(6,290)
Strategic Initiative Charges (2)	—	(1,304)	—	(1,403)
Patent Dispute Settlement (2)	—	—	—	(4,168)

Earnings before Interest and Taxes (EBIT)	33,697	28,520	64,364	50,714
Less: Interest Expense, Net	1,738	2,418	3,524	4,889

Income before Income Taxes	$31,959	$26,102	$60,840	$45,825

Notes to Condensed Consolidated Financial Statements:

(1) – The Company evaluates performance of its business units and allocates resources based upon earnings before interest expense in excess of interest income, corporate expenses and income taxes (collectively referred to as “EBIT”) excluding unusual items.

(2) – Strategic Initiative Charges and the Patent Dispute Settlement relate to the Dispensing Systems segment.